Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
September 5, 2008
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: ir@infousa.com
infoGROUP Regains Compliance with NASDAQ Listing Standards
(OMAHA, NE)—infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing and global information solutions, today announced that it received a letter from the NASDAQ Stock Market (the “NASDAQ”) on September 2, 2008, stating that infoGROUP has regained compliance with the continued listing standards of the NASDAQ and that infoGROUP’s common stock will continue to be listed on the NASDAQ Global Select Market. The letter also indicated, however, that the Listing Qualifications Panel has determined to issue a public reprimand to infoGROUP.
As disclosed previously, infoGROUP was unable to timely file its annual report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”) and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008 (the “First Quarter 2008 Form 10-Q”) due to the time required to complete the internal investigation conducted by the Special Litigation Committee of infoGROUP’s Board of Directors (the “Special Litigation Committee”). The Special Litigation Committee was formed in response to the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.), and in response to an informal investigation of infoGROUP by the Securities and Exchange Commission (the “SEC”) and the related SEC request for the voluntary production of documents concerning related party transactions, expense reimbursement, other corporate expenditures and certain trading in infoGROUP’s securities. As a result of the delayed filings, the NASDAQ staff notified infoGROUP that it was in violation of NASDAQ Marketplace Rule 4310(c)(14) (the “Rule”), which requires that copies of all reports and other documents required to be filed with the SEC also be filed with NASDAQ on the day they are due.
The Special Litigation Committee concluded its investigation and announced remedial measures, which were disclosed in infoGROUP’s Current Report on Form 8-K filed with the SEC on July 23, 2008, the 2007 Form 10-K and in subsequent SEC filings. On August 8, 2008, infoGROUP filed its 2007 Form 10-K and the First Quarter 2008 Form 10-Q. On August 21, 2008, infoGROUP filed its Form 10-Q for the quarter ended June 30, 2008 (the “Second Quarter 2008 Form 10-Q”).
In reaching the determination to continue the listing of infoGROUP’s common stock, the Nasdaq staff stated that filing the 2007 Form 10-K, the First Quarter 2008 Form 10-Q and the Second Quarter 2008 Form 10-Q remedied the violation of the Rule and that the remedial measures announced by the Special Litigation Committee brought infoGROUP back into compliance with the continued listing standards of the NASDAQ. The NASDAQ letter also noted that a public reprimand was warranted due to the lack of appropriate market disclosure with respect to transactions between infoGROUP and Mr. Vinod Gupta, its former Chief Executive Officer, lack of oversight with respect to such transactions and a general lack of controls that allowed these issues to occur.
“We have taken all aspects of this situation extremely seriously,” said Bill Fairfield, the new Chief Executive Officer of infoGROUP. “We continue to make positive steps to help move the company forward and this is another indication that we are on the right path.”
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes.  infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.